Filed Pursuant to 433
Registration No. 333-145938
September 4, 2008
Pricing Term Sheet
The Procter & Gamble Company
Floating Rate Notes due March 9, 2010

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount Offered:	$750,000,000

Maturity Date:	March 9, 2010

Coupon (Interest Rate):	3-month LIBOR + 18 basis points

Price to Public (Issue Price):	100% of principal amount

Interest Payment Dates:	March 9, June 9, September 9 and December 9, commencing December 9, 2008 and ending on the Maturity Date

Day Count Convention:	Actual/360

Redemption:	Not redeemable

Trade Date:	September 4, 2008

Settlement Date:	September 9, 2008 (T+3)

CUSIP Number:	742718 DK2

ISIN Number:	US742718DK29

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated

Co-Managers:	Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings:	Moody’s: Aa3 (Negative Outlook); S&P: AA- (Stable)

Concurrent Offering:	$1,250,000,000 of floating rate notes due September 9, 2009 of The Procter & Gamble Company, expected to be issued on September 9, 2008. The closing of the offering of the notes offered hereby is not contingent on the closing of the concurrent offering.

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, J.P. Morgan Securities Inc. collect 1-212-834-4533 or Morgan Stanley & Co. Incorporated toll-free at 1-800-718-1649.
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